March 27, 2014

American Eagle Energy Corporation

2549 West Main Street, Suite 202

Littleton, CO 80120

Attn: Steve Dille

RE:	Amendment and Addendum to Letter Agreement dated March 26, 2014 (“Letter Agreement”) by and between USG Properties Bakken I, LLC (“USG”) and American Eagle Energy Corporation (“AEE”) for Purchase of Certain USG’s Leasehold in Divide County, North Dakota.

Dear Mr. Dille,

Pursuant to agreement of USG and AEE, the parties agree to the following changes and additions as material terms to the Letter Agreement:

1.	In the second paragraph, Buyer and Seller agree to delete any reference to a price of $1,400 per net mineral acre and replace it with a price of $1,500 per net mineral acre.

2.	In the second paragraph, Buyer and Seller agree to delete the purchase price of $7,026,600.00 and replace it with a purchase price of $7,528,500.00.

3.	“Buyer and Seller agree that Seller shall have until April 27, 2014 (“Due Diligence Period”) to conduct its own due diligence to ensure it is conveying the specified 5,019 net mineral acres to Buyer. In the event Seller discovers during this time frame that it is conveying any additional or lesser amount of acreage than the specified 5,019 net mineral acres, Buyer agrees to adjust the purchase price of $7,528,500.00 due to Seller in accordance with the $1,500 net mineral price set forth herein. Further, Buyer agrees not to record any conveyance instrument until after the Due Diligence Period has expired.”

In the event this amendment and addendum comports with our understanding, please email an executed copy to Molly Boyd at Molly.Boyd@nexteraenergy.com. If you have any questions, please do not hesitate to contact our office.

Sincerely,

/s/ Molly Boyd
Molly Boyd
Vice President

Agreed and accepted this 27th day of March, 2014.

American Eagle Energy Corporation

/s/ Steven R. Dille

By: Steven R. Dille

Title: Land Manager